Exhibit 99.1


FOR IMMEDIATE RELEASE
Date:             February 10, 2004
Contact:          Patricia E. Hoch, Corporate Secretary
                  (717) 920-5811, Fax: (717) 920-1683


                         COMMUNITY BANKS, INC. DECLARES
               FIRST QUARTER CASH DIVIDEND AND A 5% STOCK DIVIDEND

Harrisburg, PA - Community Banks, Inc. (Listed on Nasdaq: CMTY) The Board of Directors of Community Banks, Inc., the parent company of Community Banks, has declared a quarterly cash dividend of $ .17 per share payable April 1, 2004, to shareholders of record on March 17, 2004.

The Board also approved a 5% stock dividend which will be paid April 30, 2004 to shareholders of record on April 16, 2004.

Community recently announced increased earnings for the full year ended December 31, 2003. Earnings per share (adjusted for the 20% stock dividend paid January 30, 2004) reached $1.71 and net income increased to $20.4 million for all of 2003, resulting in increases of over 10% in per share earnings and 11% in net income as compared to results for 2002.

Currently, Community Banks, Inc.'s banking subsidiary has 46 community banking offices and nearly 100 ATMs throughout central and northeastern Pennsylvania and northern Maryland. In addition to banking and insurance services, Community offers complete trust, investment and settlement services.

This press release contains "forward looking" information as defined by the Private Securities Litigation Reform Act of 1995, that is based on Community's current expectations, estimates, and projections about future events and financial trends affecting the financial condition of its business. These statements are not historical facts or guarantees of future performance, events, or results. Such statements involve potential risks and uncertainties and, accordingly, actual performance results may differ materially. Community undertakes no obligation to publicly update or revise forward looking information, whether as a result of new, updated information, future events or otherwise.